SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2004

SUMMIT PROPERTIES INC.

(Exact name of Registrant as specified in charter)

Maryland	001-12792	56-1857807
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

309 East Morehead Street, Suite 200, Charlotte, NC 28202

(Address of principal executive offices) (Zip code)

(704) 334-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2004, the Board of Directors of Summit Properties Inc. (“Summit”) approved the payment of annual cash bonuses pursuant to Summit’s 2004 Executive Compensation Plan in December 2004 to each of the following executive officers of Summit, Steven L. LeBlanc, Michael L. Schwarz, Gregg D. Adzema, Keith L. Downey, Randall M. Ell, Michael G. Malone and Todd Farrell, in an amount equal to $855,000, $540,000, $463,500, $205,700, $299,200, $249,600 and $368,375, respectively.

On December 17, 2004, the Board of Directors approved an amendment to Summit’s performance bonus program in order to accelerate the vesting and payment of bonuses under this program to each of Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone. The performance bonus program awards a cash bonus to such executive officers determined by reference to Summit’s financial performance as compared to its peers over a three-year period. These bonuses would have become otherwise payable in connection with the closing of the merger of Summit with and into a wholly owned subsidiary of Camden Properties Trust (the “Merger”). The amounts to be paid to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone in December 2004 are $1,656,000, $1,215,000, $938,000, $580,000, $580,000 and $130,000, respectively.

On December 17, 2004, the Board of Directors of Summit approved the payment of performance bonuses in December 2004 to each of Messrs. LeBlanc, Schwarz, Adzema and Malone in an amount equal to $1,150,000, $100,000, $500,000 and $250,000, respectively.

On December 17, 2004, the Board of Directors of Summit approved (i) the acceleration of the vesting of certain stock options held by Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone and (ii) the right to receive a lump sum cash payment in exchange for the cancellation of certain vested and unvested stock options held by such executive officers. The unvested options would have become otherwise fully exercisable in connection with the closing of the Merger. The cash payment will be equal to the product of (x) the number of shares of Summit common stock subject to such option and (y) the amount by which $32.89 exceeds the exercise price of such option (the “Option Payment”). The Option Payment was calculated based on a formula substantially similar to that set forth in Section 2.7 of the Agreement and Plan of Merger, dated October 4, 2004, as amended, among Camden Property Trust, Camden Summit, Inc. and Summit, as amended. This formula takes into account the exchange ratio used to calculate the merger consideration and the percentage amount of cash and Camden common shares that will be payable in the Merger. In consideration for the receipt of the lump sum cash payment, each executive officer will enter into a letter agreement with Summit agreeing to the termination of such options. As a result of this acceleration and payment, Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone will receive a lump sum cash payment in December 2004 equal to approximately $7,110,167, $2,702,197, $1,138,205, $1,139,882, $1,793,910 and $291,960, respectively.

On December 17, 2004, the Board of Directors approved (i) the acceleration of the vesting of certain shares of restricted stock and performance based stock awards that had been granted pursuant to certain performance based stock award agreements to Messrs. LeBlanc, Schwarz,

Adzema, Downey, Ell, Malone and Farrell and (ii) the right to receive a lump sum cash payment in exchange for the cancellation of certain shares of restricted stock and performance based stock awards held by such executive officers. The unvested restricted stock and performance based stock awards would otherwise have become fully vested in connection with the closing of the Merger. In consideration for the receipt of the lump sum case payment, each executive officer will enter into a letter agreement with Summit agreeing to the cancellation of the restricted stock and performance based stock awards. The cash payment will be equal to the product of (x) the number of shares of restricted stock and shares to be issued pursuant to the performance based stock award agreements and (y) $32.89. As a result of this acceleration and payment, Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Malone and Farrell will each receive a lump sum cash payment in December 2004 equal to approximately $1,216,864, $618,693, $342,056, $349,226, $362,579, $77,620 and $315,744, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT PROPERTIES INC.

Date: December 23, 2004	By:	/s/ Steven R. LeBlanc
	Name:	Steven R. LeBlanc
	Title:	President and Chief Executive Officer